Exhibit 99.1

Northrim News
Headquarters: 3111 C Street, Anchorage, AK 99503

              For Immediate Release

Date:	July 21, 2004
Contact:	Chris Knudson
EVP & COO
Phone:	(907) 261-3304

Northrim BanCorp, Inc. Reports Net Income of $2.8 Million in Second Quarter 2004

ANCHORAGE, AK—July 21, 2004—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the second quarter of 2004 increased 5% to $2.8 million, from $2.6 million for the same period last year. Diluted earnings per share were $0.44, a 2% increase from $0.43 per share in the like period of 2003. For the six-month period ended June 30, 2004, the company’s net income was $5.1 million, down 1% from $5.2 million for the same period in 2003. Diluted earnings per share for the first six months of 2004 were $0.82, a 2% decrease from $0.84 per share in the like period of 2003.

Total assets at June 30, 2004, were $739 million, up 3% from $715 million a year ago. Total average assets for the period ended June 30, 2004, were $743 million, up 8% from $686 million for the period ended June 30, 2003. Total portfolio loans, which exclude loans for sale, grew 12% to $617 million, compared to $551 million at June 30, 2003. Commercial loans were the major component of loan growth, increasing $38 million to $239 million, or 19%, from $202 million at June 30, 2003.

Deposits increased 2% to $643 million, up from $628 million a year ago. Total average deposits for the period ended June 30, 2004, were $644 million, up 7% from $603 million for the period ended June 30, 2003. The main areas of deposit growth were savings deposits, non-interest-bearing demand deposits, and interest-bearing demand deposits, which increased 28%, 13%, and 6%, respectively. The increase in savings deposits was due to the growth of the Alaska CD product that is categorized as a variable-rate savings account since it has an adjustable interest rate and an open-ended maturity. Money market and time deposits decreased by 15% and 10%, respectively. “Our Alaska CD account has helped us to grow our deposit base and retain those customers who want added flexibility in this current interest rate environment,” said Chris Knudson, executive vice president and COO.

Net interest income, before the provision for loan losses, increased 6% to $10.3 million for the second quarter of 2004, from $9.7 million for the same period last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the second quarter of 2004 equaled 6.03%, which was a decrease from the 6.11% margin in the second quarter of 2003. In the second quarter of 2003, the company received $122,000 in prepayment fees on several commercial real estate loans that increased the margin in that period and accounted for most of the decrease when compared to the margin in 2004. “We are pleased that our margin has remained strong, particularly as interest rates have been at historically low levels for a sustained period,” Knudson said.

At June 30, 2004, the allowance for loan losses was $10.3 million, or 1.67% of portfolio loans and 115% of non-performing loans. A year ago, the allowance for loan losses was $9.4 million, or 1.70% of portfolio loans and 106% of non-performing loans. The provision for loan losses for the quarter ended June 30, 2004, decreased 54% to $429,000, from $936,000 in the second quarter a year ago.

Net loan charge-offs for the second quarter of 2004 were $365,000, versus net loan charge-offs of $380,000 for the second quarter of 2003. Non-performing assets totaled $9 million, or 1.21% of total assets, at June 30, 2004, down from $10.3 million or 1.40% of total assets at December 31, 2003. Non-performing assets totaled $8.9 million, or 1.25% of assets, at June 30, 2003. “We have directed a concentrated amount of activity toward our non-performing loans and are pleased that we are beginning to see positive results from these efforts,” said Marc Langland, chairman and CEO.

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Page Two—Northrim BanCorp, Inc. Second Quarter 2004 Earnings—July 21, 2004

Other operating income decreased 46% to $955,000 in the second quarter of 2004, due primarily to a decrease in earnings from Northrim’s affiliated mortgage company that was caused primarily by a decrease in refinance activity. Earnings from the affiliate decreased $763,000 to $123,000 in the second quarter of 2004, from income of $886,000 for the same period last year. “Despite the declines in our mortgage income, the earnings from our core assets have continued to increase, particularly in the commercial loan area,” Langland said.

Other operating expense was $6.5 million in the second quarter of 2004, an increase of 5% from the $6.2 million expense in the same period in 2003. The increase in other operating expense was due primarily to increases in salaries and benefits, which increased by $605,000, or 18%, to $4 million at June 30, 2004, from $3.4 million in the same period in 2003. The company incurred higher personnel costs mainly due to higher wage costs, which were brought on in part by more competition for key staff.

The efficiency ratio was 57.1% for the second quarter of 2004, an increase from 53.2% for the same period a year ago. The main reasons for the change in the efficiency ratio were the large drop in revenues from the company’s affiliated mortgage company and the lack of non-recurring pre-payment fees.

In the second quarter of 2004, the company’s return on average assets (ROA) was 1.50%, compared to 1.54% in the same quarter a year ago. Return on average equity was 14.23% in the quarter, compared to 15.38% in 2003.

Tangible book value per share was $11.73 at June 30, 2004, which was an increase of 11% when compared to a tangible book value per share of $10.57 one year ago. Shareholders’ equity increased 11% to $78.2 million, and book value per share increased to $12.85 from $11.77 in the same period last year.

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

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Page Three—Northrim BanCorp, Inc. Second Quarter 2004 Earnings—July 21, 2004

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Page Four—Northrim BanCorp, Inc. Second Quarter 2004 Earnings—July 21, 2004

FINANCIAL DATA

Income Statement

(Dollars in thousands, except per share data)

	Quarter Ended June 30:

	2004	2003	% Change

	(unaudited)	(unaudited)	(unaudited)

Interest Income:

Interest and fees on loans	$11,236	$10,652	5%

Interest on portfolio investments	614	700	-12%

Interest on overnight investments	9	45	-80%

Total interest income	11,859	11,397	4%

Interest Expense:

Interest expense on deposits	1,438	1,620	-11%

Interest expense on borrowings	142	108	31%

Total interest expense	1,580	1,728	-9%

Net interest income	10,279	9,669	6%

Provision for loan losses	429	936	-54%

Net interest income after provision for loan losses	9,850	8,733	13%

Other Operating Income:

Service charges on deposit accounts	443	478	-7%

Earning from mortgage affiliate	123	886	-86%

Other income	389	413	-6%

Total other operating income	955	1,777	-46%

Other Operating Expense:

Salaries and other personnel expense	4,031	3,426	18%

Occupancy, net	495	488	1%

Equipment expense	327	369	-11%

Intangible asset amortization expense	92	92	0%

Other expense	1,562	1,811	-14%

Total other operating expense	6,507	6,186	5%

Income before income taxes	4,298	4,324	-1%
Provision for income taxes	1,536	1,689	-9%

Net income	$2,762	$2,635	5%

Basic EPS	$0.45	$0.44	2%

Diluted EPS	$0.44	$0.43	2%

Average basic shares	6,081,658	5,959,974	2%

Average diluted shares	6,260,985	6,184,656	1%

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Page Five—Northrim BanCorp, Inc. Second Quarter 2004 Earnings—July 21, 2004

Income Statement

(Dollars in thousands, except per share data)

	Six Months Ended June 30:

	2004	2003	% Change

	(unaudited)	(unaudited)	(unaudited)

Interest Income:

Interest and fees on loans	$21,918	$21,148	4%

Interest on portfolio investments	1,296	1,522	-15%

Interest on overnight investments	20	61	-67%

Total interest income	23,234	22,731	2%

Interest Expense:

Interest expense on deposits	2,782	3,331	-16%

Interest expense on borrowings	281	181	55%

Total interest expense	3,063	3,512	-13%

Net interest income	20,171	19,219	5%

Provision for loan losses	858	1,365	-37%

Net interest income after provision for loan losses	19,313	17,854	8%

Other Operating Income:

Service charges on deposit accounts	874	924	-5%
Earnings from mortgage affiliate	166	1,350	-88%
Other income	751	666	13%

Total other operating income	1,791	2,940	-39%

Other Operating Expense:

Salaries and other personnel expense	7,871	6,743	17%

Occupancy, net	1,023	977	5%

Equipment expense	691	748	-8%

Intangible asset amortization expense	184	184	0%

Other expense	3,371	3,713	-9%

Total other operating expense	13,140	12,365	6%

Income before income taxes	7,964	8,429	-6%

Provision for income taxes	2,829	3,250	-13%

Net income	$5,135	$5,179	-1%

Basic EPS	$0.85	$0.86	-1%

Diluted EPS	$0.82	$0.84	-2%

Average basic shares	6,069,816	5,998,078	1%

Average diluted shares	6,273,931	6,200,095	1%

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Page Six—Northrim BanCorp, Inc. Second Quarter 2004 Earnings—July 21, 2004

Balance Sheet

(Dollars in thousands, except per share data)

	June 30,	December 31,	June 30,	Annual
	2004	2003	2003	% Change

	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Assets:

Cash and due from banks	$24,564	$31,298	$18,295	34%

Overnight investments	6,917	5,597	10,692	-35%

Portfolio investments	60,970	73,208	71,260	-14%

Loans for sale	—	1,395	39,703	-100%

Portfolio loans	617,151	599,724	551,098	12%

Allowance for loan losses	(10,293)	(10,186)	(9,384)	10%

Net loans	606,858	590,933	581,417	4%

Premises and equipment, net	11,002	11,107	11,394	-3%

Intangible assets	6,818	7,002	7,186	-5%

Other assets	22,140	19,424	14,703	51%

Total assets	$739,269	$738,569	$714,947	3%

Liabilities and Shareholders’ Equity:

Demand deposits	$184,775	$179,461	$163,971	13%

Interest-bearing demand	57,991	56,312	54,719	6%

Savings deposits	131,286	109,740	102,939	28%

Money market deposits	117,697	137,657	138,174	-15%

Time deposits	150,784	163,027	168,107	-10%

Total deposits	642,533	646,197	627,910	2%

Borrowings	5,327	5,143	5,423	-2%

Trust preferred securities	8,000	8,000	8,000	N/M

Other liabilities	5,220	3,944	3,475	50%

Total liabilities	661,080	663,284	644,808	3%

Shareholders’ equity	78,189	75,285	70,139	11%

Total liabilities and equity	$739,269	$738,569	$714,947	3%

Average Quarter Balances – unaudited

Loans	$621,466	$593,800	$552,291	13%

Total earning assets	688,765	683,084	636,815	8%

Total assets	742,609	738,352	686,244	8%

Non-interest bearing deposits	175,559	177,932	150,789	16%

Interest bearing deposits	468,367	467,641	452,170	4%

Total deposits	643,926	645,573	602,959	7%

Shareholders’ equity	78,049	74,022	68,728	14%

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Page Seven—Northrim BanCorp, Inc. Second Quarter 2004 Earnings—July 21, 2004

Other Data

(Dollars in thousands, except per share data)

	June 30,	December 31,	June 30,
	2004	2003	2003

	(unaudited)	(unaudited)	(unaudited)

Asset Quality:

Non accrual loans	$5,988	$7,426	$4,314

Loans 90 days past due	2,541	2,283	3,952

Restructured loans	453	597	552

Total non-performing loans	8,982	10,306	8,818

Other real estate owned	—	—	99

Total non-performing assets	$8,982	$10,306	$8,917

Non-performing loans/portfolio loans	1.46%	1.72%	1.60%

Non-performing assets/assets	1.21%	1.40%	1.25%

Allowance for loan losses/portfolio loans	1.67%	1.70%	1.70%

Allowance/non-performing loans	114.60%	98.84%	106.42%

Loan charge-offs, net for the quarter	$365	$558	$380

Loan charge-offs, net year-to-date	$751	$1,857	$457

Net loan charge-offs/average loans, annualized	0.25%	0.33%	0.17%

Other Data (At quarter end):
Book value per share	$12.85	$12.44	$11.77
Tangible book value per share	$11.73	$11.29	$10.57
Tier 1/Risk Adjusted Assets	11.85%	11.58%	11.37%
Total Capital/Risk Adjusted Assets	13.10%	12.83%	12.62%
Tier 1/Average Assets	10.79%	10.37%	10.11%
Shares outstanding	6,085,657	6,050,359	5,957,046
Unrealized gain (loss) on AFS securities, net of income taxes	$(62)	$623	$1,166

Other Data (For the quarter):
Net interest margin (tax equivalent)	6.03%	5.87%	6.11%

Efficiency ratio*	57.10%	54.26%	53.24%

Return on average assets	1.50%	1.42%	1.54%

Return on average equity	14.23%	14.18%	15.38%

Other Data (Year-to-date):
Net interest margin (tax equivalent)	5.97%	6.04%	6.19%
Efficiency ratio*	58.99%	53.71%	54.97%
Return on average assets	1.41%	1.50%	1.54%
Return on average equity	13.37%	14.89%	15.24%

*excludes intangible asset amortization expense

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